Gary  R.  Henrie  Attorney  at  Law

1688 E. 1460 N.
Logan, Utah  84341

Telephone:  (702)  616-3093
Facsimile:  (435)  753-1775
E-mail:     grhlaw@comcast.net

January 26, 2005

Board  of  Directors
Custom Branded Internet,  Inc.
821 E. 29th
North Vancouver, B.C.  V7K  1B6

Re:  1,500,000 Shares Common Stock $.001 Par Value
     Form S-8 Registration Statement

Ladies  and  Gentlemen:

As  special  securities  counsel  for Custom Branded Networks, Inc., a
Nevada corporation (the "Company"), you have requested my opinion in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 1,500,000 shares of the Company's common stock, $.001 par value per share, for issuance pursuant to certain Consulting Agreements (the "Agreements?), which are attached to the Registration Statement as exhibits. The contents of the Registration Statement, with exhibits thereto, are hereby incorporated by reference.

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, and subject to the caveat identified below, I am of the opinion that the 1,500,000 shares covered by said Registration Statement, when issued in accordance with the terms of the Agreements and the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and non-assessable. Moreover, my opinion is limited to the due issuance of such shares covered by the Registration Statement and the Agreements that are issued for services deemed to be permissible pursuant to SEC Release No. 33-7647 (February 25, 1999).

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Sincerely,

/s/  Gary  R.  Henrie
Gary  R.  Henrie